Date: 07/18/2019
Receipt Number: 7920671
Amount Paid: $119.00

DEPARTMENT OF COMMERCE
Division of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

RECEIVED
JUL 18 2019
Utah Div. of Corp. & Comm. Code
3:50 PM

Entity Number: 7204185-0142

EXPEDITE AMENDMENT

Non-Refundable Processing Fee: $37.00

Pursuant to UCA §16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follows:

1. The name of the corporation is: Marijuana Company of America, Inc.

2. The date the following amendment(s) was adopted: July 1, 2019

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):

See Attachment for text of two (2) Amendments:

A. Reverse Stock Split; and,

B. Designation of Class "B" Preferred Shares.

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

☐ Adopted by Incorporators or Board of Directors – Shareholder action not required.

☑ Adopted by Shareholders – Number of votes cast for amendment was sufficient for approval.

7. Delayed effective date (if not to be effective upon filing) ______________ (*not to exceed 90 days*)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: [signature]

Title: President, Chairman of the Board

Date: July 17, 2019

Under GRAMA {63-2-201}, all registration information maintained by the Division is classified as public record. For confidentiality purposes, you may use the business entity physical address rather than the residential or private address of any individual affiliated with the entity.

Mailing/Faxing Information: www.corporations.utah.gov/contactus.html Division's Website: www.corporations.utah.gov

State of Utah
Department of Commerce
Division of Corporations and Commercial Code
I hereby certified that the foregoing has been filed and approved on this 18th day of July 2019
In this office of this Division and hereby issued
This Certificate thereof.

Examiner [signature] Date 07/19/2019

[signature]
Jason Sterzer
Division Director

01/14

EXPEDITE

ATTACHMENT

RECEIVED
JUL 18 2019
Utah Div. of Corp. & Comm. Code
3:50 PM

A. On July 1, 2019, stockholders of the Company holding a majority of the shares eligible to vote, met in a Special Meeting called by the Board of Directors and approved an amendment to the Company's articles of incorporation to affect a sixty for one reverse stock split of its issued and outstanding common stock. Pursuant to the amendment, the reverse stock split will be effective at 12:01 a.m., Eastern Time, on July 31, 2019. The Company expects, subject to approval of the corporate action by FINRA, that upon the opening of trading on August 1, 2019, its common stock will trade on a split-adjusted basis under the current trading symbol "MCOA" and with a new CUSIP number. The reverse stock split affects all issued and outstanding shares of the Company's common stock. The par value of the Company's common stock will remain unchanged at $0.001 per share after the reverse stock split. The reverse stock split affects all stockholders uniformly and will not alter any stockholder's percentage interest in the Company's equity. No fractional shares will be issued in connection with the reverse split. Stockholders who would otherwise be entitled to receive a fractional share will instead receive one additional share, as determined in good faith by the Company's Board of Directors.

B. On July 1, 2019, the Board of Directors approved an amendment to the Company's articles of incorporation to create and designate a class of preferred stock nominated Class "B" Preferred Shares, with five million (5,000,000) shares authorized, $0.001 par value, and preferences designated as follows:

Voting. Holders of the Series "B" Preferred Stock shall have One Thousand (1,000) times that number of votes on all matters submitted to the shareholders that is equal to the number of shares of Common Stock (rounded to the nearest whole number), at the record date for the determination of the shareholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of such shareholders is affected.

Dividends. The holders of Series "B" Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation's Common Stock.

No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series "B" Preferred Stock then outstanding shall not be entitled to receive out of the assets of

RECEIVED
JUL 18 2019
Utah Div. of Corp. & Comm. Code
3:50 PM

the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

No Conversion. The shares of Series "B" Preferred Stock will not be convertible into the shares of the Corporation's Common Stock.